Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

General Partner and Unitholders

Alliance Capital Management L.P.:

We consent to the incorporation by reference in the registration statements (No. 333-64886) on Form S-3 and (No. 333-47192) on Form S-8 of Alliance Capital Management L.P. and subsidiaries (“Alliance Capital”) of our report dated March 15, 2005, with respect to the consolidated statements of financial condition of Alliance Capital as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in partners’ capital and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Alliance Capital. We also consent to the incorporation by reference of our report dated March 15, 2005 relating to the financial statement schedule, that is referenced in Item 15 (a) of this Form 10-K.

/s/ KPMG LLP
New York, New York
March 15, 2005